Subject to Completion Preliminary Term Sheet dated August 11, 2022

Filed Pursuant to Rule 433

Registration Statement No. 333-253385

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Product Supplement EQUITY LIRN-1 dated February 23, 2021)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2022 September , 2022 August , 2024
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF

▪	Maturity of approximately two years

▪	2-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of [22.00% to 26.00%]

▪	1-to-1 downside exposure to decreases in the Underlying Fund beyond a 10.00% decline, with up to 90.00% of the principal amount at risk

▪	All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.

The estimated initial value of the notes on the pricing date is expected to be between $9.00 and $9.80 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to HSBC	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August       , 2022

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Summary

The Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August  , 2024 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Market Measure, which is the Vanguard® Total World Stock ETF (the “Underlying Fund”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, will reduce the economic terms of the notes (including the Capped Value). The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes
Issuer:	HSBC USA Inc. (“HSBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The Vanguard® Total World Stock ETF (Bloomberg symbol: “VT”)
Starting Value:	The Closing Market Price of the Underlying Fund on the pricing date.
Ending Value:	The average of the products of the Closing Market Price of the Underlying Fund on each calculation day during the Maturity Valuation Period times the Price Multiplier as of that day. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY LIRN-1.
Threshold Value:	90% of the Starting Value, rounded to two decimal places.
Participation Rate:	200%
Capped Value:	[$12.20 to $12.60] per unit, which represents a return of [22.00% to 26.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Fund, as described beginning on page PS-27 of product supplement EQUITY LIRN-1
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-18.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY LIRN-1 dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026700/tm217503d12_424b5.htm

▪	Prospectus supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▪	Prospectus dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a substantial loss of principal if the Underlying Fund decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.

▪	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal repayment or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and a Capped Value of $12.40 per unit (the midpoint of the Capped Value range of [$12.20 to $12.60]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Capped Value, Ending Value, and term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 90, the Participation Rate of 200% and a Capped Value of $12.40 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
112.00	12.00%	$12.40(3)	24.00%
120.00	20.00%	$12.40	24.00%
150.00	50.00%	$12.40	24.00%
200.00	100.00%	$12.40	24.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Underlying Fund.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 97.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.40 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.40 per unit

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in shares of the Underlying Fund or the securities held by the Underlying Fund. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, you may lose up to 90% of the principal amount.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-18 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Fund and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Market Measure-related Risks

▪	Since the Underlying Fund holds equity securities traded on foreign exchanges, your return on the notes may be affected by factors affecting international securities markets.

▪	Exchange rate movements may adversely impact the value of the notes.

▪	The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the price of the Underlying Fund and consequently, the return on the notes, and have no obligation to consider your interests.

▪	The sponsor of the Underlying Index may adjust the Underlying Index in a way that may affects its level and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights to receive shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities, dividends or other distributions on those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Underlying Fund.

▪	The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of LIRNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY LIRN-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1.

Additional Risk Factors

The notes are subject to risks associated with small- and mid-size capitalization companies.

Some of the securities held by the Underlying Fund are issued by companies with small- and mid-sized market capitalization. The stock prices of small- and mid-sized companies may be more volatile than stock prices of large capitalization companies. Small- and mid-sized capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small- and mid-sized companies may also be more susceptible to adverse developments related to their products or services.

An investment in the notes involves risks associated with emerging markets.

Some of the securities held by the Underlying Fund are emerging market securities. An investment in the notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

The Underlying Fund

We have derived all information contained in this term sheet regarding the Underlying Fund and the Underlying Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available sources.  The information related to the Underlying Fund reflects the policies of and is subject to change by The Vanguard Group, Inc. (the “investment advisor” or “Vanguard”). The consequences of any discontinuance of the Underlying Fund or the Underlying Index are discussed in the section entitled “Description of LIRNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-30 of product supplement EQUITY LIRN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund, the Underlying Index, or any successor fund or index.

The Vanguard® Total World Stock ETF

The Underlying Fund is an investment fund maintained and managed by Vanguard. Vanguard is a registered investment company that consists of numerous separate investment funds, including the Underlying Fund.

Information provided to or filed with the SEC by Vanguard pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-32548 and 811-05972, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Shares of the Underlying Fund trade on the NYSE Arca under the ticker symbol “VT.”

Investment Objective and Strategy

The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE Global All Cap Index (the “Underlying Index”). The Underlying Index measures the investment return of stocks of companies located in developed and emerging markets. The Underlying Fund utilizes an “indexing” investment approach in attempting to track the performance of the Underlying Index, which means that the Underlying Fund attempts to sample the Underlying Index by investing all, or substantially all, of its assets in common stocks in the Underlying Index and by holding a representative sample of securities that resembles the full Underlying Index in terms of key risk factors and other characteristics. These factors include industry weightings, country weightings, market capitalization, and other financial characteristics of stocks. Under normal market conditions, the Underlying Fund generally invests at least 80% of its total assets in the securities comprising the Underlying Index. The returns of the Underlying Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The FTSE Global All Cap Index

FTSE Russell (“FTSE”) is the benchmark administrator of the Underlying Index. The Underlying Index is a market-capitalisation weighted index representing the performance of large, mid and small cap stocks from developed and emerging markets. The Underlying Index was launched on September 1, 2003 with a base date of December 31, 2002 and a base value of 200. The Underlying Index is part of the FTSE Global Equity Index Series. The FTSE Global Equity Index Series covers securities in 48 different countries. It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure. The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at geographic (global, regional and country), country classification (Developed, Advanced Emerging and Secondary Emerging), ICB industry and ICB sector levels . The Underlying Index is the aggregate of the FTSE Global Equity Index Series universe, excluding micro-cap stocks.

Country Inclusion Criteria

FTSE classifies countries included in its global indices into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE maintains a set of criteria to assess market status and minimum standards for each category for countries and markets to achieve in order to be eligible for that category. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed. A country will be classified under the category with the highest standards that it meets. FTSE conducts an annual review of all countries included in its global indices and those being considered for inclusion. A country’s classification as Developed, Advanced Emerging or Secondary Emerging is dependent on the following criteria:

•	Market and regulatory environment: formal stock market regulatory authorities actively monitor the market; fair and non-prejudicial treatment of minority shareholders; no or selective incidence of foreign ownership restrictions; no objection to or significant restrictions or penalties applied to the investment of capital or the repatriation of capital and income; no or simple registration process for foreign investors.

•	Foreign exchange market: developed foreign exchange market.

•	Equity market: sufficient competition to ensure high-quality broker services; implicit and explicit costs to be reasonable and competitive; stock lending permitted; short sales permitted; developed derivatives market; off-exchange transactions permitted; efficient trading mechanism; market depth information/visibility and timely trade reporting process.

•	Clearing, Settlement and Custody: rare incidence of failed trades in settlement; settlement cycle; central securities depositary; central counterparty clearing house; free delivery available; sufficient competition to ensure high-quality custodian services; account structure operating at the custodian level (securities and cash).

Once a country has met the required standards, it will be eligible for inclusion in the FTSE Global Equity Index Series and a country index constructed and included in the FTSE Global Equity Index Series. An existing country index will remain in the FTSE Global Equity

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Index Series while any eligible constituents representing the country remain within the index or until the market is reclassified to Frontier market status.

FTSE conducts an annual review of all countries included in its global indices and those being considered for possible inclusion. Countries already in the indices will be assessed against the minimum standards for each category and prior to any reclassification or removal from the index will be placed on a watch-list. Countries not in the index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watch list for possible future inclusion to one of the categories. In conducting the annual review, FTSE will consult the FTSE Russell Country Classification Advisory Committee. In conducting the annual review, FTSE will consult the FTSE Russell Equity Country Classification Advisory Committee. In March and September of each year, FTSE will publish a watch list of countries being monitored for possible promotion or demotion. FTSE releases the results of its annual review in September of each year. FTSE will normally give at least six months’ notice before changing the classification of any country. Countries may be added to the indices at any time after a prior announcement. New regional indices may be added at any time after a prior announcement. Companies in the newly added countries will be reviewed in line with the relevant semi-annual regional review and any changes implemented after a prior announcement.

Determining Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will base its decision on an assessment of various factors including, but not necessarily limited to, the following:

•	The investor protection regulations present in the country of incorporation;

•	The country in which the company is domiciled for tax purposes;

•	The location of its factors of production;

•	The location of its headquarters;

•	The location of company meetings;

•	The composition of its shareholder base;

•	The membership of its board of directors;

•	The currency denomination of the company’s shares;

•	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, FTSE will normally assign the company to the country of incorporation. If the company fails FTSE’s liquidity test in the country of incorporation, FTSE may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, FTSE will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by FTSE. For companies incorporated in approved low taxation countries, FTSE will normally assign the company to the developed country with the greatest liquidity. The country allocation of the Underlying Index’s constituents may be reassessed at any time at the FTSE’s discretion.

Eligible Securities

Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships, Limited Partnerships, Master Limited Partnerships, Limited Liability Companies and Business Development Company, and a stapled unit if it comprises an eligible security and a non-eligible security, and convertible preference shares and loan stocks until converted. Shares that have been listed but do not form part of a company’s current issued share capital, such as treasury shares and shares pending issuance to an employee scheme, will be excluded from the full market capitalization calculation.

Securities that are subject to surveillance by the stock exchanges and have been assigned to any of the following segments will not be eligible for index inclusion. Where an existing constituent is assigned to an ineligible segment, it will normally be deleted from the Underlying Index at the next quarterly review and it will only be reconsidered for index inclusion after a period of 12 months from its deletion subject to it no longer being under surveillance. For the purposes of the index eligibility, it will be treated as a new issue.

Country	Exchange	Segment
China	Shanghai Stock Exchange Shenzhen Stock Exchange	Special Treatment (ST)
India	Bombay Stock Exchange
	National Stock Exchange of India	Graded Surveillance Measure (GSM)
Malaysia	Bursa Malaysia	PN17
Poland	Warsaw Stock Exchange	Alert List

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Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Taiwan	Taiwan Stock Exchange Taipei Exchange	Altered Trading Method (ATM)
Thailand	Stock Exchange of Thailand	Companies facing possible delisting according to No. 9(g) of Stock Exchange of Thailand’s Regulations on Delisting of Securities
Turkey	Borsa Istanbul	Watchlist
UAE	Abu Dhabi Securities Exchange Dubai Financial Market	Second Category Screen Category B Screen

Securities that are assigned to the above segments after the review announcement date but before the Underlying Index review effective date are assessed on a case-by-case basis which may generally result in scheduled Underlying Index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.

Trading Screens

Existing and non-constituent securities that have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad-hoc market holidays, and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. Please note:

•	All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate);

•	Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g. ad-hoc Saturday trading will not be considered);

•	Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation (e.g. Market ABC has 253 available trading days for the annual period to the review cut-off date; therefore the security would not be eligible if for 23.7% (60/253) or more of its available trading days since listing, it did not trade);

•	A security which has been removed from an index as a result of this screen will only be re- considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

Algorithm and Calculation Method

The FTSE Global Equity Index Series uses actual closing mid-market or last trade prices, where available, for securities with local market quotations. Thomson Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 hrs London time.

The Underlying Index may consist of individual securities denominated in a range of currencies, necessitating the conversion of stock prices to a common currency using the following formula:

Where

is the U.S. dollar capital index of country j on day t

n is the number of index constituents

pi,t is the price of stock i in local currency on day t

si,t is the shares in issue of stock i on day t

fi,t is the free float percentage of ordinary shares in issue of stock i on day t is the exchange rate to U.S. dollar of stock i on day 1

The currency effect is removed by holding exchange rates constant at the previous day’s level using the following formula:

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Where

is local currency exchange rate of stock i on day t

is the price of stock i on day t-1 adjusted for corporate actions effective on day t

The U.S. dollar index may also be derived as:

Where is country index j expressed in another currency (x) and is the currency x to U.S. dollar exchange rate on the index base date. Note the exchange rate is expressed in units of x per dollar. Similarly, a pound sterling index may be derived as:

or

Where is the number of U.S. dollars per pound sterling at time t.

The performance of the Underlying Index on a given day is determined by calculating the percentage difference between:

•	the Underlying Index’s market capitalization as at the close of that day; and

•	the market capitalization at the start of that day.

“Start of the day” is defined as the previous day’s close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors. Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float: The FTSE Global Equity Index Series is adjusted for free float and foreign ownership limits. Free float restrictions include:

•	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments.)

•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.*

•	Shares held within employee share plans.

•	Shares held by public companies or by non-listed subsidiaries of public companies.

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause.)**

•	All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time.)**

•	Shares held by an investor, investment company or an investment fund for strategic reasons as evidenced by specific statements to that effect in publicly available announcements, has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors, or has nominated a current member to the board of directors alongside a shareholder agreement with the company.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* For the analysis of U.S. company free float, holdings of options, warrants and convertibles will be removed from the officer and director holdings when those shares are provided in summed format within the footnotes of the SEC filings. Where FTSE determines that a company is being excluded from index membership solely on the basis of the minimum float requirement, FTSE will use the best available information contained in the SEC filings to determine the free float.

** Free float changes resulting from the expiry of a lock-in or incentive will be implemented at the next quarterly review subject to the lock-in or incentive expiry date occurring on or prior to the share and float change information cut-off date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction. While shares disclosed as being held by a nominee account are typically regarded as free float, if a restricted shareholder (as described above) is identified as

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holding shares through a nominee account, then that portion of shares will be restricted. If a company changes its foreign ownership restriction, the change will be implemented at the subsequent quarterly review.

Free float is calculated using available published information rounded to 12 decimal places. Except where the investable market capitalization of the security exceeds 10 times the regional inclusion percentage level, securities with a free float of 5% or below are not eligible for inclusion in the Underlying Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

Multiple Lines: Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that they pass index eligibility screens in their own right and all partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume. Liquidity will be calculated for the March review from the first business day of January to the last business day of December of the previous year and for the September review from the first business day of July of the previous year to the last business day of June. Security volume data will be taken on trading days from Monday to Sunday (where applicable) when markets are open. When calculating the median of daily trading volume of any security for a particular month, a minimum of five trading days in that month must exist, otherwise the month will be excluded from the test.

For each month, the daily trade total for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. For newly eligible securities where the testing period is less than 12 months, the liquidity test will be applied on a pro-rata basis.

Liquidity Thresholds:

•	An existing constituent which, based on its median daily trading volume per month does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings*) for at least eight of the twelve months prior to a full market review will be removed from the FTSE Global Equity Index Series. If an existing constituent fails this test, then that existing constituent will be subject to a further test whereby the last 6 months of the testing period will be assessed on a pro-rata basis. If the existing constituent passes at least 4 out of the last 6 months (equating to 8 out of 12 months on a pro-rata basis), it will be considered to have passed the liquidity test.

•	A non-constituent which, based on its median daily trading volume per month, does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings*) for at least ten of the twelve months prior to a full market review will continue to be excluded from the FTSE Global Equity Index Series.

•	New issues that do not have a twelve-month trading record must have a minimum three-month trading record when reviewed. They must turnover at least 0.05% of their shares in issue (after the application of any free float weightings)* based on their median daily trading volume each month, on a pro-rata basis since listing. This rule will not apply to new issues added under the Fast Entry Rule. Newly eligible securities will be treated as new issues and liquidity will be tested from the date of eligibility. Trading records prior to this date will generally not be taken into account.

In assessing liquidity, data will be aggregated from trading volume in the country in which the company is classified by FTSE and from any other trading venues, as approved by FTSE, operating in a similar time zone. In the event that a company fails the liquidly test based on its underlying shares, and the company has an equivalent Depositary Receipt (“DR”), then the DR may be considered for inclusion in the Underlying Index if it passes the liquidity test in its own right and is traded on an exchange within the similar regional time-zone to where the underlying shares are listed. Where the DR has been included it will remain in the Underlying Index until such a time it either fails the liquidity test or the underlying share passes the liquidity test for two future consecutive reviews.

The above percentage figures may be adjusted by up to 0.01% at a market review so that, in FTSE’s opinion, the Underlying Index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

* When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

Periodic Review of Index Constituents

Countries are usually reviewed semi-annually in March and September, on a region by region basis, based on data as at the close of business on the last business day of December and June (where the last business day of the month falls on a Saturday or Sunday for any individual countries, data will be taken as at close of the last business day before Saturday). Any constituent changes resulting from the periodic review will be implemented after the close of business on the third Friday (i.e., effective the following Monday) of March and September. The review process is designed to reflect market movements since the previous review and to minimize turnover.

Capped Leveraged Index Return Notes®	TS-12

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

In order to determine which companies are included in the Underlying Index, first the 100% regional universe is defined by ranking all companies in each Regional Universe by their full market capitalization. Companies are then ranked by full market capitalization (companies that are capped will be ranked based on their capped market capitalization) in descending order, and the top 98% by weight of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the Underlying Index:

To reduce turnover, existing and potential constituents are subject to a series of ‘buffer zones’ to determine the cut-off points between Large, Mid and Small Cap – the buffers are detailed in the table below.

	Turnover Bands (Based on Index Universe)
	Eligible for Inclusion	Eligible for Exclusion
Large Cap	68%	72%
Mid Cap	86%	92%
Small Cap	98%	101%

For companies not currently in the FTSE Index:

•	Companies at or above 68% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage for the respective region by investable market capitalization, will be included in the Large Cap Index for the region under review.

•	Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization, will be included in the Mid Cap Index for the region under review.

•	Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market capitalization or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization will be included in the Small Cap Index for the region under review.

For existing FTSE Index constituents:

•	Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

•	Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

•	Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalization and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the Underlying Index are shown below. These percentages are based on the respective regional Small Cap Index. Individual securities will be tested against the relevant regional levels.

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex China ex Japan Japan	0.05%	0.01%

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

China (A, B, H, N Share, P, Red and S Chip)	0.1%	0.02%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

In exceptional circumstances where FTSE believes that strict adherence to the inclusion and exclusion levels listed in the above table would produce either excessive turnover at an index review, or an index that inaccurately represented different size segments, FTSE reserves the right to vary the percentage levels.

Fast Entry Rule

Non-constituent securities may be added to the FTSE Index in between semiannual review dates if it meets either of the following:

•	Large Cap inclusion level: Full market capitalization of the smallest company that falls wholly within the top 68% of the Index Universe by full market capitalization of the respective region when ranked according to the procedure outlined above under “— Periodic Review of Index Constituents.”

•	Mid Cap inclusion level: Full market capitalization of the smallest company that falls wholly within the top 86% of the Index Universe by full market capitalization of the respective region when ranked according to the procedure outline above under “— Periodic Review of Index Constituents.” Shares being offered as a greenshoe (over-allotment option) will be excluded from the investable market capitalization calculation.

A security with a free float of 5% or below must have an investable market capitalization that exceeds 10 times the regional inclusion percentage level to be eligible for fast entry. These securities will be assigned to the Large Cap index. A security with a free float exceeding 5% must meet both a full market capitalization threshold at company level and an investable market capitalization threshold at security level in order to be eligible for fast entry. The full market capitalization threshold is defined as 1.5 times the Mid Cap inclusion level above. For example, if the 86% Mid Cap inclusion level is $10 billion, the full market capitalization fast entry threshold at company level will be $10 billion multiplied by 1.5, which is $15 billion. The investable market capitalization threshold is defined as 0.5 times the Mid Cap inclusion level. For example, if the 86% Mid Cap inclusion level is $10 billion, the investable market capitalization fast entry threshold at security level will be $10 billion multiplied by 0.5, which is $5 billion.

Where a security passes both the full market capitalization and investable market capitalization test, it will be assigned to the Large Cap index subject to its full market capitalization breaching the Large Cap inclusion level above, otherwise it will be assigned to the Mid Cap index. Only shares offered at the time of the IPO will be included within the investable market capitalization calculation for the purposes of evaluating fast entry eligibility, and if eligible, the offering shares only will be included within the index calculation. When evaluating the investability weight of a potential IPO fast entry, FTSE will restrict all shares that are only available to domestic retail investors. The shares that are only available to domestic retail investors will be evaluated for free float at a subsequent review. Additionally, any incentives to hold the offered shares will render those shares restricted from free float until the incentives have expired. Shares being offered as a greenshoe (over-allotment option) and locked-up shares will be excluded from the investable market capitalization calculation and excluded from the index calculation at the time of fast entry.

The fast entry level thresholds will be set at the time of the semi-annual reviews in March and September using data at the last trading day in December and June. The fast entry levels thresholds will be adjusted up to February 11 or August 11 (previous trading day’s data will be taken if any of these dates are on a non-trading day), respectively, to reflect the performance of the regional FTSE All Cap Equity Index Series, and will be published by FTSE.

In June and December the fast entry levels thresholds will be adjusted up to May 11 or November 11 (previous trading day’s data will be taken if any of these dates are on a non-trading day), as appropriate, to reflect the performance of the region in the regional FTSE All Cap Equity Index Series, and an updated figure will be published by FTSE. Where February 11, May 11, August 11 or November 11 are non-trading days or fall on a Saturday or Sunday then the previous trading day’s data will be used.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt, insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

Mergers between a constituent and non-constituent:

•	Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE

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Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

•	Cross border: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

Corporate Actions

FTSE applies corporate actions and events to the Underlying Index on a daily basis. A company’s index membership and its weight in the index can be impacted by these corporate actions and events. FTSE uses a variety of public sources to determine when an event is final, including a company’s press releases and regulatory filings, local exchange notifications, and official updates from other data providers. Prior to the completion of a corporate event, FTSE estimates the effective date on the basis of the same above sources. As new information becomes available, FTSE may revise the anticipated effective date and the terms of the corporate event, before confirming its effective date.

Depending upon the time an event is determined to be final, FTSE either (1) applies the event before the open on the ex-date or (2) applies the event providing appropriate notice if it is deemed to be “actionable” for passive index managers. The impact of the event and the effective date will be communicated to clients on a regular schedule, via the daily corporate actions and events deliverables.

If FTSE has confirmed the completion of a corporate event, scheduled to become effective subsequent to a rebalance or index review, the event may be implemented in conjunction with the rebalance to limit turnover, providing appropriate notice can be given.

The Underlying Index recognizes a minimum two day notice requirement for “actionable” corporate event implementation such as mergers and acquisitions. This provides an appropriate window for global managers to receive a notification of intended index treatment and consequently act upon it.

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Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2012 through August 10, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 10, 2022, the Closing Market Price of the Underlying Fund was 93.03. The graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

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Capped Leveraged Index Return Notes® Linked to the Vanguard® Total World Stock ETF, due August , 2024

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the

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tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Underlying Fund.

▪	Under this characterization and tax treatment of the notes, subject to the discussion of the constructive ownership rules of Section 1260 of the Code beginning on page PS-40 of product supplement EQUITY LIRN-1, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Capped Leveraged Index Return Notes®	TS-18